As filed with the Securities and Exchange Commission on November 17, 2006

Registration No. 333-72262

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW ALBERTO-CULVER LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-5748577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2525 Armitage Avenue Melrose Park, Illinois	60160
(Address of Principal Executive Offices)	(Zip Code)

Deferred Compensation Plan for Non-Employee Directors

(Full Title of the Plans)

Gary P. Schmidt

Senior Vice President, General Counsel and Secretary

NEW ALBERTO-CULVER LLC

2525 Armitage Avenue

Melrose Park, Illinois 60160

(708) 450-3000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

This post-effective amendment (this “Amendment”), filed by New Alberto-Culver LLC, the company formerly known as Alberto-Culver Company (the “Company”), deregisters 15,995 shares of the Company’s Common Stock, $.22 par value per share (“Common Stock”), that had been registered for issuance under the Deferred Compensation Plan for Non-Employee Directors on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2001 (File No. 333-72262) (the “Registration Statement”) and remaining unsold upon the termination of the sales of shares covered by the Registration Statement.

Pursuant to an Investment Agreement, dated as of June 19, 2006, as amended, among the Company, New Aristotle Company (“Merger Sub”), Sally Holdings, Inc., New Sally Holdings, Inc. (“New Sally”) and CDRS Acquisition LLC (the “Investment Agreement”), Merger Sub, a wholly-owned subsidiary of New Sally, merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of New Sally (the “Company Merger”). On November 16, 2006, in connection with the Company Merger, each share of the outstanding Common Stock of the Company was converted into one share of New Sally common stock pursuant to the Investment Agreement. The Company was then contributed to New Aristotle Holdings, Inc. (which subsequently changed its name to Alberto-Culver Company) (“New Alberto-Culver”), and New Sally distributed all of the issued and outstanding shares of New Alberto-Culver’s common stock to stockholders of New Sally. As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Company Merger.

Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois on November 17, 2006.

NEW ALBERTO-CULVER LLC

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary